EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

Franklin BSP Capital Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$36,100,000	(1)	$153.10	$5,526.91	(2)
Fees Previously Paid	—			—
Total Transaction Valuation	$36,100,000	(1)
Total Fees Due for Filing				$5,526.91	(2)
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$5,526.91	(2)

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(1)      On March 3, 2025, the Registrant offered to purchase up to 2,500,000 shares of its common stock at a price per share equal to the net asset value per share as of December 31, 2024. The transaction valuation is estimated solely for purposes of calculating the filing fee and represents the total cost to the Registrant of purchasing the estimated maximum number of shares pursuant to the offer utilizing the net asset value per share of $14.44 as of September 30, 2024.

(2)      Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended.